Exhibit T3A.24

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATEof FORMATION

First: The name of the limited liability company is	NuTone LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilimington . Zip code 19808 . The name of its Registered agent at such address is Corporation Service Company .

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: "The latest date on which the limited liability company is to dissolve is_________________.")

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this    11th      day of     September   , A.D.          2009        .

By:	/s/ Andrew W. Prete
Authorized Person(s)

Name:	Andrew W. Prete

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